EXHIBIT 4.10


                           CERTIFICATE OF DESIGNATION
                            (Pursuant to NRS 78.1955)


1. Name of corporation: Synthetic Turf Corporation of America, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences,

The class of preferred stock of the Company is hereby designated for all 15,000,000 shares of Preferred Stock available for issuance, such stock to be designated as Class A Preferred Stock (the "Preferred Stock"), of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Company's Articles of Incorporation, as amended), shall be as follows:

See  Continuation  Sheet  attached,   consisting  of  one  (1)  page,  which  is
incorporated herein and made a part hereof.

3. Effective date of filing (optional):
                                       -----------------------------------------
                 (must not be later than 90 days after the certificate is filed)

4. Officer Signature:   /s/  Gary Borglund
                        -------------------------
                            Gary Borglund, President


IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

                               Continuation Sheet

A. DESIGNATION AND AMOUNT. All of the presently authorized preferred shares, being Fifteen Million (15,000,000) shares of par value $0.001 preferred stock, shall be designated as shares of "Preferred Stock" and par value shall remain at $0.001 per share.

B. RANK. The Preferred Stock shall be senior to the Common Stock and any subsequently authorized series or class of the Corporation's preferred stock.


C. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any outstanding capital stock of the Corporation, an amount equal to $0.01 per share.

D. DIVIDENDS. Holders of shares of Preferred Stock shall be entitled to receive dividends, ratably and on the same basis as holders of Common Stock, when, as, and if declared by the Corporation.

E. CONVERSION. Each share of Preferred Stock shall be convertible, at the option of the holder, into twenty-five (25) shares of the Corporation's Common Stock; provided, however, that if, at any time after the effective date of this Certificate of Designation, the Corporation effects any subdivision, forward or reverse split, or other reclassification of its Common Stock, the conversion basis of the Preferred Stock hereunder shall also be proportionately adjusted.

F. VOTING. Holders of shares of Preferred Stock shall be entitled to cast twenty-five (25) votes for each share of Preferred Stock held for any matter presented to the shareholders of the Corporation at any regular or special meeting of the shareholders, or for any other matter that may require approval of the shareholders of the Corporation.

G. PROTECTIVE PROVISIONS. As long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, without the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Preferred Stock outstanding: (i) alter or change the rights, preferences or privileges of the Preferred Stock, (ii) increase the authorized number of Preferred Shares, (iii) create any new class of shares having preferences over or on a parity with the Preferred Stock, (iv) repurchase any of the Common Stock of the Corporation, (v) merge or consolidate with any other entity except into or with a wholly-owned subsidiary of the Corporation, or (vi) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation.